Tompkins Financial Corporation S-8

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tompkins Financial Corporation:

We consent to the use of our reports dated March 16, 2015, with respect to the consolidated statements of condition of Tompkins Financial Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/S/ KPMG LLP

Rochester, New York

August 3, 2015